Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Third Quarter Fiscal Year 2014 Financial Results

Dallas, Texas – May 8, 2014 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the third quarter ended March 29, 2014.

Expansion of Environmental Products and Services

On March 28, 2014, the Company completed the acquisition of substantially all of the assets of Combustion Components Associates, Inc. (“CCA”), a leading provider of in-furnace and post-combustion environmental control technologies and combustion systems. CCA technology is used to improve efficiency and reduce emissions at a variety of facilities including utility power plants, pulp and paper mills, chemical plants, oil refineries and other industrial customers. The purchase price was $8.9 million in cash plus contingent performance-based payments. CCA’s annual revenue was approximately $14 million in its most recently completed fiscal year. Excluding the impact of the transaction-related fees, the acquisition will be immediately accretive to earnings.

Third Quarter Fiscal Year 2014 Compared to 2013

Revenue in the third quarter of fiscal 2014 decreased $2.7 million or 7.7% to $32.3 million. Improved revenue in the Company’s Environmental Systems segment partially offset the decline in the Process Products segment. The lower revenue from our Process Products segment resulted from lower demand for our silencer and heat transfer equipment, reduced demand for separation and filtration equipment in certain markets, and to a lesser extent delays in the design and fabrication process in the China market.

Gross profit decreased in the quarter by $2.7 million, or 25.2%, to $8.0 million on lower revenue and margin deterioration on projects completed and or in process. Gross profit as a percent of revenue decreased to 24.9% in the quarter from 30.7% in the prior year. The decrease in gross profit resulted from lower revenue, cost overruns on specific projects, and inefficiencies in the start-up of our new manufacturing facilities in Denton, Texas and Zhenjiang, China, partially offset by a change in estimated future warranty obligations. Approximately $1.7 million of the decline in gross profit is attributed to negative changes in estimated or actual fabrication costs on certain complex projects that are in process or completed during the quarter. The Company is undertaking focused initiatives to mitigate the impact of the cost overruns and inefficiencies in future periods.

Operating expenses increased $1.9 million, or 19.9%, in the quarter as a result of incremental personnel and occupancy costs associated with an additional sales and engineering office in Dubai and in support of current and planned growth in the Company’s nuclear power generation projects, as well as the transaction costs associated with the acquisition of substantially all of the assets of CCA which was completed on March 28, 2014.

Interest expense, primarily related to borrowings for the construction of manufacturing facilities in Texas and China, totaled $0.4 million in the quarter. With the completion of the construction of the two facilities, capital expenditures in future quarters will decrease significantly. The third quarter of fiscal 2014 reported a foreign exchange loss of $0.2 million compared to a $32,000 loss in the prior year.

Net loss attributable to PMFG, Inc. common stockholders was $3.8 million, or $0.18 per diluted share, in the quarter compared to net income of $0.5 million and $0.03 per diluted share in the prior year. Excluding the impact of the transaction costs related to the acquisition of CCA the net loss was $3.1 million or $0.15 per diluted share in the quarter.

Reporting Segments

The Process Products segment revenue decreased $3.2 million, or 11.8%, to $24.2 million. The lower revenue resulted from lower demand for our silencer and heat transfer equipment, overlap of a significant contract which was largely completed in the prior year and to a lesser extent delays in the design and fabrication process in the China market. Due in part to the transition of the new government in China and concerns over potential liquidity requirements of many of our customers, we have experience delays in the procurement of new energy infrastructure, as well as delays in the approval and fabrication releases of projects previously awarded. We believe these events are temporary in impact and will begin to abate over the balance of this calendar year. Segment operating income decreased $3.6 million on lower revenue and lower relative gross profit.

The Environmental Systems segment revenue increased $0.5 million, or 7.0%, to $8.1 million. The Company’s environmental systems are primarily marketed in the United States, where stringent air pollution regulations, pending changes in regulation and increased demand for natural gas power generation are driving demand for our products. As the acquisition of CCA was completed on March 28, 2014, it did not contribute to the increased revenue in this reporting segment. Management anticipates that increased regulation of air pollution combined with the expansion of products and services acquired in the CCA transaction, will increase the revenue generated domestically and internationally. Segment operating income increased $0.3 million to $1.8 million on higher revenue and leveraging of sales, marketing and engineering resources.

Fiscal Year To-Date 2014 Compared to 2013

Revenue for the nine month period ended March 29, 2014 decreased $8.4 million, or 8.5%, to $91.0 million. Increased revenue in the Environmental Systems segment partially offset a decrease in revenue from the Process Products segment when compared to the prior year.

Gross profit for the nine month period ended March 29, 2014 decreased by $7.8 million, or 23.1%, to $25.9 million. The decrease in gross profit resulted from lower revenue, cost overruns on specific projects, and inefficiencies in the start-up of our new manufacturing facilities in Denton, Texas and Zhenjiang, China, partially offset by a change in estimated future warranty obligations. That margin deterioration was most notable in the second and third quarters.

Net loss attributable to PMFG, Inc. common stockholders was $8.4 million, or $0.40 per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share, in the prior year. Excluding the impact of the non-recurring restructuring charges and transaction costs related to the acquisition of CCA the year to date net loss was $7.5 million, or $0.35 per diluted share.

Net Bookings and Backlog

Net bookings totaled $38.8 million and $111.0 million during the three and nine month periods ended March 29, 2014, respectively. This compares to net bookings of $34.8 million and $87.2 million for the three and nine month periods ended March 30, 2013. Higher bookings of separation and filtration equipment and environmental systems equipment contributed to the year to date growth in net bookings when compared to the prior year. The increase in bookings for separation and filtration equipment is being driven by the growth in separation equipment to be utilized in the nuclear power generation facilities, separation and filtration equipment utilized in both natural gas infrastructure and oil/petrochemical producing and refining, as well as oily water separation equipment. The EMEA region, which has shown sluggish demand over recent periods, contributed approximately 40% of the year over year growth in net bookings

The backlog at March 29, 2014 was $107.2 million, including $3.0 million acquired in the CCA transaction, compared to approximately $84.2 million at the end of fiscal 2013. The Company estimates that approximately 90 percent of the backlog amount at the end of December will be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At March 29, 2014, the Company reported $47.5 million of cash and cash equivalents (including $4.9 million of cash and cash equivalents that is restricted as security for outstanding letters of credit), total assets of $200.3 million, net working capital of $61.8 million and a current ratio of 2.2 to 1.0. Cash and cash equivalents, including amounts held in restricted cash accounts, decreased $10.6 million during the nine month period ended March 29, 2014 attributed to the acquisition of CCA and the negative financial performance. Subsequent to March 29, 2014, the Company entered into an amendment to its primary credit agreement to modify the collateral requirements to increase the amount of cash maintained in restricted cash accounts until the profitability improves. The Company believes its unrestricted cash and cash equivalents together with expected cash flow from operations will be sufficient to meet the liquidity and capital requirements of the Company for the next 12 months.

Industry Conditions and Operational Initiatives

Peter Burlage, President and Chief Executive Officer of PMFG commented, “Despite the short-term revenue disruptions, our bookings were strong in the quarter demonstrating the underlying activity in our business and bodes well for a recovery in fiscal 2015. The year to date net bookings for FY14 increased $23.8 million (or 27.3%) compared to the same period last year. We remain confident that our position as a leader in key energy technology sectors including the natural gas value-chain, power generation and environmental systems will drive sustainable, long-term growth.

Historically, the natural gas industry has accounted for 60 to 80 percent of our consolidated revenue, which is a key strategic driver for our company. Our opportunities across the natural gas value chain span from the production well, across the midstream segment and through to the consumption including power generation. We continue to believe this will have a positive, long-term impact on our business. The global investments in natural gas infrastructure and power generation are forecasted in the trillions over the coming years and despite the choppy environment we have experienced in recent quarters, we expect this to be a major driver in our long-term growth.”

Mr. Burlage concluded, “We are very disappointed in our results year-to-date and despite the tough end-market conditions, we are making adjustments to our internal process to ensure that the operational issues will be resolved in the near term. From an engineering and manufacturing standpoint, we are largely through the root cause analysis, and have begun implementation of both short and long term changes in core processes, as well as our response to unanticipated complexities. We expect some carry-over into our current quarter, but I can assure you this is my top priority and the team at PMFG is dedicated to implementing better processes to handle the operational challenges associated with our custom-designed and manufactured products.”

Outlook

Revenue in the upcoming quarter is expected to grow sequentially when compared to the third quarter, due in part to the acquisition of CCA, which is expected to contribute $3 to $4 million of additional revenue. While the total backlog at March 29, 2014 was $107.3 million compared to $97.7 million at the end of the second quarter, the timing of conversion to revenue on certain projects remains uncertain, particularly for those projects destined for China. Recent cost overruns on projects completed or in process and under absorption of facility costs will drive consolidated gross margins for the lower end of our historical range of 30% and 32%. The Company will provide guidance for fiscal 2015 at the time it reports the financial performance for the fourth quarter of fiscal 2014.

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the third quarter ended March 29, 2014, during a conference call scheduled for Thursday, May 8, 2014, at 9:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 877 280 4955 (domestic) or +1 857 244 7312 (international) and entering access code 52006699, a few minutes before 9:30 a.m. EST on May 8, 2014. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through May 15, 2014 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 58404950. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-cancellation of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to identify growth opportunities, including through acquisitions and strategic partnerships; the Company’s ability to satisfy financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax:     (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blueshirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended March 29,			Three Months Ended March 30,
	2014			2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$32,273	$—	$32,273	$34,970	$—	$34,970
Cost of goods sold	24,231	(64)	24,167	24,223	—	24,223

Gross profit	8,042	64	8,106	10,747	—	10,747
Operating expenses	11,659	(576)	11,083	9,725	—	9,725

Operating income	(3,617)	640	(2,977)	1,022	—	1,022
Other income (expense):
Interest income	31	—	31	12	—	12
Interest expense	(436)	—	(436)	(148)	—	(148)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	(194)	—	(194)	(32)	—	(32)
Other income (expense), net	13	—	13	(1)	—	(1)

Income (loss) before income taxes	(4,203)	640	(3,563)	853	—	853
Income tax benefit (expense)	439	—	439	(156)	—	(156)

Net earnings (loss)	(3,764)	640	(3,124)	697	—	697
Less net income (loss) attributable to noncontrolling interest	17	—	17	152	—	152

Net earnings (loss) attributible to PMFG	$(3,781)	$640	$(3,141)	$545	$—	$545

Income (loss) applicable to PMFG common stockholders	$(3,781)	$640	$(3,141)	$545	$—	$545

Basic earnings per share	$(0.18)		$(0.15)	$0.03		$0.03
Diluted earnings per share	$(0.18)		$(0.15)	$0.03		$0.03
Weighted-average shares outstanding
Basic	21,097		21,097	20,920		20,920
Diluted	21,097		21,097	20,936		20,936
Adjusted EBITDA
Net earnings (loss)			$(3,124)			$697
Depreciation and amortization			626			529
Interest expense, net			405			136
Income tax expense (benefit)			(439)			156

Adjusted EBITDA			$(2,532)			$1,518

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Nine Months Ended March 29,			Nine Months Ended March 30,
	2014			2013
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(c)	Non-GAAP
Operating Results
Revenues	$90,958	$—	$90,958	$99,399	$—	$99,399
Cost of goods sold	65,080	(485)	64,595	65,731	—	65,731

Gross profit	25,878	485	26,363	33,668	—	33,668
Operating expenses	32,730	(576)	32,154	31,326	—	31,326

Operating income	(6,852)	1,061	(5,791)	2,342	—	2,342
Other income (expense):
Interest income	63	—	63	29	—	29
Interest expense	(1,142)	—	(1,142)	(463)	—	(463)
Loss on extinguishment of debt	—	—	—	(291)	291	—
Foreign exchange gain (loss)	(666)	—	(666)	3	—	3
Other income (expense), net	84	—	84	33	—	33

Income (loss) before income taxes	(8,513)	1,061	(7,452)	1,653	291	1,944
Income tax benefit (expense)	254	(143)	111	(367)	(99)	(466)

Net earnings (loss)	(8,259)	918	(7,341)	1,286	192	1,478
Less net earnings (loss) attributable to noncontrolling interest	117	—	117	584	—	584

Net earnings (loss) attributible to PMFG	$(8,376)	$918	$(7,458)	$702	$192	$894

Income (loss) applicable to PMFG common stockholders	$(8,376)	$918	$(7,458)	$702	$192	$894

Basic earnings per share	$(0.40)		$(0.35)	$0.03		$0.04
Diluted earnings per share	$(0.40)		$(0.35)	$0.03		$0.04
Weighted-average shares outstanding
Basic	21,092		21,092	20,919		20,919
Diluted	21,092		21,092	20,935		20,935
Adjusted EBITDA
Net earnings (loss)			$(7,341)			$1,478
Depreciation and amortization			1,851			1,926
Interest expense, net			1,079			434
Income tax expense (benefit)			(111)			466

Adjusted EBITDA			$(4,522)			$4,304

	December 28,		June 29,
	2013		2013
Condensed Balance Sheet Information
Current assets	$113,781		$108,473
Non-current assets	86,549		71,638

Total assets	$200,330		$180,111

Current liabilities	$51,994		$33,471
Long term debt	15,160		8,719
Other non current liabilities	5,971		6,035
Total equity	127,205		131,886

Total liabilities and equity	$200,330		$180,111

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain non-recurring costs associated with the purchase of Combustion Components Associates, Inc. and transitioning to our new manufacturing facilities, offset by the gain on the sale of the former manufacturing facility in Denton, Texas, in the three and nine months ended March 29, 2014 and the loss on extinguishment of debt in the nine months ended March 30, 2013. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.